EXHIBIT 21

NAVISTAR INTERNATIONAL CORPORATION AND
CONSOLIDATED SUBSIDIARIES

SUBSIDIARIES OF THE REGISTRANT AS
OF OCTOBER 31, 2003

STATE OR
COUNTRY IN
WHICH
SUBSIDIARY
ORGANIZAED

Subsidiary included in the financial statements, which is 100% owned:
International Truck and Engine Corporation	Delaware

Subsidiaries that are 100% owned by International
Truck and Engine Corporation:
International Truck and Engine Corporation Canada	Canada
Navistar Financial Corporation	Delaware

Subsidiaries and corporate joint ventures not shown by name in the above listing, if considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary.

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